EXHIBIT D

September 27, 2019

Glenview Capital Management, LLC
767 Fifth Avenue, 44th Floor
New York, NY 10153
Attention: Larry Robbins

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is to confirm the agreement and understanding by and among Brookdale Senior Living Inc., a Delaware corporation (the “Company”), and the entities set forth on the second signature page hereto (collectively, “Glenview”) regarding the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”) and certain related governance matters.

Glenview, on behalf of Glenview and its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), hereby represents, warrants and covenants that (i) as of the date hereof, Glenview is the beneficial owner of shares totaling, in the aggregate, 21,721,972 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which represents approximately 11.7% of Common Stock issued and outstanding as of September 9, 2019, the record date for the 2019 Annual Meeting (the “Record Date”), (ii) as of the Record Date, Glenview had beneficial ownership of, and the right to vote, shares totaling, in the aggregate 18,433,572, shares of Common Stock, (iii) Glenview will continue to have the right to vote 18,433,572 shares of Common Stock from the date hereof through the date of the 2019 Annual Meeting and will appear in person or by proxy at the 2019 Annual Meeting (including any adjournments or postponements thereof to any date in 2019) and vote all shares of Common Stock beneficially owned by Glenview, or deemed beneficially owned, over which Glenview has the right to vote, (A) in favor of the election of the slate of directors nominated by the Company’s board of directors (the “Board”) and (B) in accordance with the Board’s recommendation with respect to any other proposal publicly announced prior to the date hereof presented at the 2019 Annual Meeting and (iv) Glenview will not publicly support the election of any slate of directors other than the slate nominated by the Board prior to the 2019 Annual Meeting. As soon as practicable following the execution of this Letter Agreement, the Company shall issue a mutually agreed-upon press release, substantially in the form attached hereto as Exhibit A. All references to beneficial ownership above shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

In consideration for, among other things, the representations, warranties and covenants made by Glenview, outlined in the preceding paragraph, the Company hereby agrees that, conditioned upon the election of both Guy P. Sansone and Victoria L. Freed to the Board at the 2019 Annual Meeting, Guy P. Sansone shall be appointed as Non-Executive Chairman of the Board by no later than January 1, 2020.

This Letter Agreement may be executed in two (2) or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto (including by means of electronic delivery) and shall be governed by the laws of the State of Delaware without giving effect to any conflict of law principle that would compel the application of the laws of another jurisdiction. Irreparable damage for which money damages are not a sufficient remedy would result from any breach or threatened breach of this Letter Agreement. Accordingly, the parties hereto are entitled to specific performance in respect of their respective obligations hereunder without the need to post a bond or other collateral in connection therewith. This Letter Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Letter Agreement may be amended only by an agreement in writing executed by Glenview and the Company. This Letter Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not enforceable by any other person. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this Letter Agreement to the undersigned.

Very truly yours,

BROOKDALE SENIOR LIVING INC.

By:
Name:
Title:

[Signature Page to Letter Agreement]

AGREED AND ACKNOWLEDGED
(as of the date of this Letter Agreement):

GLENVIEW CAPITAL MANAGEMENT, LLC

on behalf of itself and as investment manager to the
Glenview Funds listed on Exhibit B hereto

By:_____________________________________

Name:___________________________________

Title:____________________________________

[Signature Page to Letter Agreement]

EXHIBIT A

FORM OF PRESS RELEASE

EXHIBIT B

Glenview Capital Partners, L.P., a Delaware limited partnership
Glenview Institutional Partners, L.P., a Delaware limited partnership
Glenview Capital Master Fund, Ltd., a Cayman Islands exempted company
Glenview Capital Opportunity Fund, L.P., a Delaware limited partnership
Glenview Offshore Opportunity Master Fund, Ltd., a Cayman Islands exempted company